Exhibit 99.1

Tilly’s, Inc. Announces Second Quarter Fiscal 2014 Results

Introduces Third Quarter Fiscal 2014 Outlook

• Second Quarter Net Sales of $123.1 million; Comp Store Sales Decreased 7.1%

• Second Quarter EPS of $0.05

Irvine, CA – August 27, 2014 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the second quarter of fiscal 2014 ended August 2, 2014.

“Our second quarter financial results were in line with our expectations, reflecting the continuation of challenging market conditions and the planned reduction in our clearance inventory. We continued to deliver healthy product margins and began the third quarter with a merchandise offering that was well positioned for the back-to-school selling period,” commented Daniel Griesemer, President and Chief Executive Officer. “I am proud of our team’s ability to remain focused on the long-term health and growth opportunities of our business, and am encouraged by improvements in sales trends so far in the third quarter.”

For the second quarter ended August 2, 2014:

•	Total net sales were $123.1 million compared to $123.0 million in the second quarter of 2013.

•	Comparable store sales, which include e-commerce sales, decreased 7.1% compared to the same 13-week period in 2013.

•	Gross profit was $34.7 million compared to $37.9 million in the second quarter of 2013. Gross margin was 28.2% compared to 30.8% in the second quarter of 2013, declining primarily due to deleverage of occupancy costs and a 40 basis point decrease in product margins.

•	Operating income was $2.3 million and compares to operating income of $7.2 million in the second quarter of 2013.

•	Net income was $1.3 million, or $0.05 per diluted share, based on a weighted average diluted share count of 28.0 million shares and an effective tax rate of approximately 46%, reflecting a higher rate than expected due to certain stock option forfeitures. This compares to net income in the second quarter of 2013 of $4.3 million, or $0.15 per diluted share, based on a weighted average diluted share count of 28.1 million shares and an effective tax rate of 40%.

For the twenty-six weeks ended August 2, 2014:

•	Total net sales were $234.2 million compared to $232.2 million for the first two quarters of the prior year.

•	Comparable store sales, which include e-commerce sales, decreased 6.9% compared to the first two quarters of 2013.

•	Gross profit decreased 5.3% to $66.0 million compared to $69.7 million in the first two quarters of 2013. Gross margin was 28.2%, compared to 30.0% in the prior year period. Product margins increased 10 basis points, offset primarily by deleverage in occupancy costs as a result of the negative comparable store sales.

•	Operating income was $3.4 million compared to $11.1 million in the first two quarters of 2013.

•	Net income was $1.9 million, or $0.07 per diluted share, based on a weighted average diluted share count of 28.1 million shares. This compares to net income in the first two quarters of 2013 of $6.6 million, or $0.23 per diluted share, based on a weighted average diluted share count of 28.1 million shares.

Balance Sheet and Liquidity

As of August 2, 2014, the Company had $57.4 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility.

Third Quarter 2014 Outlook

We expect third quarter comparable store sales to decline in the mid single digits, and net income per diluted share to be in the range of $0.09 to $0.13. This assumes an anticipated effective tax rate of approximately 41% and a weighted average diluted share count of 28.1 million shares. Third quarter 2013 net income was $6.1 million, or $0.22 per diluted share, based on a weighted average diluted share count of 28.2 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, August 27, 2014, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 505-4347 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until September 10, 2014, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 9735137. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of August 27, 2014, operated 206 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, anticipated tax rate, and market share and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2014, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	August 2,	February 1,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$32,408	$25,412
Marketable securities	24,961	34,943
Receivables	10,295	8,545
Merchandise inventories	70,387	46,266
Prepaid expenses and other current assets	12,133	11,772

Total current assets	150,184	126,938
Property and equipment, net	105,937	100,936
Other assets	4,989	4,533

Total assets	$261,110	$232,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,055	$19,645
Deferred revenue	4,777	6,214
Accrued compensation and benefits	5,757	4,975
Accrued expenses	16,778	9,241
Current portion of deferred rent	5,905	5,395
Current portion of capital lease obligation/Related party	782	758

Total current liabilities	72,054	46,228
Long-term portion of deferred rent	42,242	42,756
Long-term portion of capital lease obligation/Related party	2,103	2,500

Total long-term liabilities	44,345	45,256

Total liabilities	116,399	91,484
Commitments and contingencies
Stockholders’ equity:
Common stock (Class A), $0.001 par value; August 2, 2014 -100,000 shares authorized, 11,497 shares issued and outstanding; February 1, 2014 -100,000 shares authorized, 11,361 shares issued and outstanding	11	11
Common stock (Class B), $0.001 par value; August 2, 2014 - 35,000 shares authorized, 16,574 shares issued and outstanding; February 1, 2014 -35,000 shares authorized, 16,642 shares issued and outstanding	17	17
Preferred stock, $0.001 par value; August 2, 2014 and February 1, 2014 -10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	124,829	122,886
Retained earnings	19,854	17,997
Accumulated other comprehensive income	—	12

Total stockholders’ equity	144,711	140,923

Total liabilities and stockholders’ equity	$261,110	$232,407

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2014	2013	2014	2013
Net sales	$123,060	$123,043	$234,194	$232,161
Cost of goods sold (includes buying, distribution, and occupancy costs) (1)	88,405	85,155	168,212	162,467

Gross profit (1)	34,655	37,888	65,982	69,694
Selling, general and administrative expenses (1)	32,326	30,689	62,576	58,578

Operating income	2,329	7,199	3,406	11,116
Other income (expense), net	4	(47)	3	(96)

Income before income taxes	2,333	7,152	3,409	11,020
Income tax expense	1,067	2,885	1,552	4,445

Net income	$1,266	$4,267	$1,857	$6,575

Basic earnings per share of Class A and Class B common stock	$0.05	$0.15	$0.07	$0.24
Diluted earnings per share of Class A and Class B common stock	$0.05	$0.15	$0.07	$0.23
Weighted average basic shares outstanding	28,014	27,727	27,999	27,710
Weighted average diluted shares outstanding	28,049	28,080	28,100	28,053

(1)	Gross profit in the second quarter and the first six months of fiscal 2013 includes a $0.3 million and a $0.7 million, respectively, reclassification of stock-based compensation expense from selling, general and administrative expenses to cost of goods sold to correct for an immaterial prior period error.

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	August 2,	August 3,
	2014	2013
Cash flows from operating activities
Net income	$1,857	$6,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,182	9,425
Loss on disposal of assets	39	111
Gain on sales and maturities of marketable securities	(77)	(119)
Deferred income taxes	334	558
Stock-based compensation expense	1,903	1,655
Excess tax benefit from stock-based compensation	—	(40)
Changes in operating assets and liabilities:
Receivables	(1,750)	(4,979)
Merchandise inventories	(24,121)	(16,804)
Prepaid expenses and other assets	(1,268)	(1,843)
Accounts payable	18,397	16,564
Accrued expenses	6,906	4,378
Accrued compensation and benefits	782	(839)
Deferred rent	(4)	3,805
Deferred revenue	(1,437)	(1,289)

Net cash provided by operating activities	11,743	17,158

Cash flows from investing activities
Purchase of property and equipment	(14,587)	(23,789)
Proceeds from sale of property and equipment	9	19
Purchases of marketable securities	(24,961)	(14,960)
Maturities of marketable securities	35,000	25,000

Net cash used in investing activities	(4,539)	(13,730)

Cash flows from financing activities
Payment of capital lease obligation	(373)	(351)
Proceeds from exercise of stock options	165	452
Excess tax benefit from stock-based compensation	—	40

Net cash (used in) provided by financing activities	(208)	141

Change in cash and cash equivalents	6,996	3,569
Cash and cash equivalents, beginning of period	25,412	17,314

Cash and cash equivalents, end of period	$32,408	$20,883

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2013 Q1	168	7	0	175	1,371
2013 Q2	175	7	0	182	1,423
2013 Q3	182	7	0	189	1,472
2013 Q4	189	7	1	195	1,513
2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com